SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934
                             (Amendment No. 1 )
                              ----------------

Filed by the Registrant |x|
Filed by a party other than the Registrant |  |
Check the appropriate box:
|x|  Preliminary Proxy Statement
| |  Confidential, for use of the Commission Only (as permitted by Rule 14a-6
     (e)(2))
| |  Definitive Proxy Statement
| |  Definitive Additional Materials
| |  Soliciting material under Rule 14a-12

                               Loews Corporation
------------------------------------------------------------------------------
                 (Name of Registrant as Specified in Its Charter)

                                    N/A
------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
|x|  No fee required.
| |  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)  Title of each class of securities to which transaction applies:  N/A
------------------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:  N/A
------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
------------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:  N/A
------------------------------------------------------------------------------
(5)  Total fee paid:  N/A
------------------------------------------------------------------------------
| |  Fee paid previously with preliminary materials.
| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:  N/A
------------------------------------------------------------------------------
(2)  Form, Schedule or Registration Statement No.:  N/A
------------------------------------------------------------------------------
(3)  Filing party:  N/A
------------------------------------------------------------------------------
(4)  Date filed:  N/A
------------------------------------------------------------------------------


                                                   PRELIMINARY PROXY MATERIALS
                                                   FOR SEC USE ONLY


                                    [LOGO]

                                    LOEWS
                                 CORPORATION

                              667 Madison Avenue
                        New York, New York  10021-8087

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held on May 8, 2001

To the Shareholders:

     The Annual Meeting of Shareholders of Loews Corporation (the "Company") will be held at The Regency Hotel, 540 Park Avenue, New York, New York, on Tuesday, May 8, 2001, at 11:00 A.M. New York City Time, for the following purposes:

 .    To elect thirteen directors;

 .    To consider and act upon a proposal to ratify the appointment by the
     Board of Directors of Deloitte & Touche LLP as independent certified public accountants for the Company;

 .    To consider and act upon a proposal to approve the Company's Incentive
     Compensation Plan for Executive Officers;

 .    To consider and act upon a proposal to amend the Company's Certificate of
     Incorporation to increase the number of authorized shares of Common Stock from 400 million to 600 million;

 .    To consider and act upon two shareholder proposals; and

 .    To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on March 12, 2001 are entitled to notice of and to vote at the meeting and any adjournment thereof.

                                     By order of the Board of Directors,

                                                BARRY HIRSCH
                                                 Secretary

Dated: March   , 2001
             --

SHAREHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.



                                     LOEWS
                                  CORPORATION




                             ---------------------


                                PROXY STATEMENT


                             ---------------------


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Loews Corporation (the "Company") of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held May 8, 2001. All properly executed proxies in the accompanying form received by the Company prior to the meeting will be voted at the meeting. Any proxy may be revoked at any time before it is exercised by giving notice in writing to the Secretary of the Company, by granting a proxy bearing a later date or by voting in person. The Company expects to mail proxy materials to the shareholders on or about March [ ], 2001. The mailing address of the Company is 667 Madison Avenue, New York, N.Y. 10021-8087.

     On February 20, 2001, the Company's Board of Directors declared a two for one stock split by way of a stock dividend on its outstanding Common Stock (the "Common Stock"). All information relating to shares of Common Stock in this Proxy Statement has been adjusted to give effect to the stock split.

     As of March 12, 2001, the record date for determination of shareholders
entitled to notice of and to vote at the meeting, there were [          ]
shares of Common Stock outstanding. Each outstanding share is entitled to one vote on all matters which may come before the meeting. In accordance with the Company's by-laws and applicable law, the election of directors will be determined by a plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the thirteen nominees who receive the greatest number of votes cast for election as directors will be elected as directors of the Company. Shares present which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote ("broker non-votes") will not be counted. The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock. The affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote is required to approve each of the other proposals to be voted on at the Annual Meeting. Shares which are voted to abstain on these matters will be considered present at the meeting, but since they are not affirmative votes for a proposal they will have the same effect as votes against the proposal. Broker non-votes are not counted as present.

     The Board of Directors of the Company has adopted a policy of confidentiality regarding the voting of shares. Under this policy, all proxies, ballots and voting tabulations in relation to shareholder meetings that identify how an individual shareholder has voted will be kept confidential from the Company and its employees, except where disclosure is required by applicable law, a shareholder expressly requests disclosure, or in the case of a contested proxy solicitation. Proxy tabulators and inspectors of election will be employees of the Company's transfer agent or another third party, and not employees of the Company.

Principal Shareholders

     The following table contains certain information as to all persons who, to the knowledge of the Company, were the beneficial owners of 5% or more of the outstanding shares of Common Stock. Except as otherwise noted, this information is as of February 28, 2001, and each person has sole voting and investment power with respect to the shares set forth.


                                       Amount                 Percent
     Name and Address            Beneficially Owned           of Class
     ----------------            ------------------           --------
     Laurence A. Tisch (1)          30,681,756(2)              [    %]
     667 Madison Avenue
     New York, N.Y.  10021-8087

     Preston R. Tisch (1)           32,957,996(3)              [    %]
     667 Madison Avenue
     New York, N.Y.  10021-8087

     (1) Laurence A. Tisch and Preston R. Tisch are each Co-Chairman of the Board of the Company, and are brothers. James S. Tisch, President and Chief Executive Officer and a director of the Company, and Andrew H. Tisch, Chairman of the Executive Committee and a director of the Company, are sons of Mr. L.A. Tisch. Jonathan M. Tisch, Chairman and Chief Executive Officer of Loews Hotels and a director of the Company, is the son of Mr. P.R. Tisch. Each of Messrs. J.S. Tisch, A.H. Tisch and J.M. Tisch are members of the Company's Office of the President.

     (2) Includes 4,000,000 shares of Common Stock held of record by the wife of Mr. L.A. Tisch and 1,678,000 shares of Common Stock held by Mr. L.A. Tisch as trustee of a trust for the benefit of his wife, as to which he has sole voting and investment power. Also includes an aggregate of 10,385,760 shares of Common Stock beneficially owned by Andrew H. Tisch, Daniel R. Tisch, James
S. Tisch and Thomas J. Tisch, each of whom is a son of Mr. L.A. Tisch. Such shares were reported in a Schedule 13D filed with the Securities and Exchange Commission by Mr. L.A. Tisch and his sons in which each such person expressly disclaimed beneficial ownership of any shares beneficially owned by any other such person.

     (3) Includes 4,000,000 shares of Common Stock held of record by the wife of Mr. P.R. Tisch and 4,670,000 shares of Common Stock held by Mr. P.R. Tisch as trustee of a trust for the benefit of his wife, as to which he has sole voting and investment power.

                                       2

Director and Officer Holdings

     The following table sets forth certain information as to the shares of Common Stock beneficially owned by each director and nominee, each executive officer named in the Summary Compensation Table, below, and by all executive officers and directors of the Company as a group, at February 28, 2001, based on data furnished by them.

                                            Amount             Percent
     Name                          Beneficially Owned (1)      of Class
     ----                          ---------------------       --------

     Charles B. Benenson                 311,100(2)               *
     John Brademas                         2,220(3)               *
     Dennis H. Chookaszian                 8,000(4)               *
     Paul J. Fribourg                     12,000(5)               *
     Bernard Myerson                      63,000(6)               *
     Edward J. Noha                        3,000(7)               *
     Michael F. Price                          0(8)               *
     Arthur L. Rebell                      4,750(9)               *
     Gloria R. Scott                           0                  --
     Andrew H. Tisch                   2,509,000(10)             [  %]
     James S. Tisch                    2,665,000(11)             [  %]
     Jonathan M. Tisch                   105,000(12)              *
     Laurence A. Tisch                20,295,996(13)             [  %]
     Preston R. Tisch                 32,957,996(14)             [  %]
     Fred Wilpon                               0                  --
     All executive officers and       58,643,238(15)             [  %]
      directors as a group
  (25 persons including those listed above)

* Represents less than 1% of the outstanding shares of Common Stock.

     (1) Except as otherwise indicated the persons listed as beneficial owners of the shares have sole voting and investment power with respect to those shares.
     (2) These shares are owned by a partnership in which a revocable trust created by Mr. Benenson has a 75% interest and of which Mr. Benenson is general manager. In addition, Mr. Benenson owns 5,000 shares of common stock of Diamond Offshore Drilling, Inc., a 53% owned subsidiary of the Company ("Diamond Offshore"). 70,200 shares of Common Stock and 30,000 shares of common stock of CNA Financial Corporation ("CNA"), an 87% owned subsidiary of the Company, are held by a charitable foundation. Mr. Benenson has shared voting and investment power with respect to the Common Stock and CNA common stock owned by the partnership and the foundation. He disclaims beneficial interest in the shares held by the foundation.
     (3)  In addition, Mr. Brademas owns 234 shares of CNA common stock.
     (4) In addition, Mr. Chookaszian owns 404,031 shares of CNA common stock.
     (5) These shares are owned by an affiliate of ContiGroup Companies, Inc. ("ContiGroup"). Mr. Fribourg is an executive officer of ContiGroup. Mr. Fribourg disclaims beneficial interest in these shares.
     (6) In addition, Mr. Myerson's wife owns 5,000 shares of Common Stock as to which he disclaims any beneficial interest.
     (7) In addition, Mr. Noha owns beneficially 1,350 shares of CNA common stock.

                                       3

     (8) Mr. Price owns beneficially 20,400 shares of the common stock of Bulova Corporation ("Bulova"), a 97% owned subsidiary of the Company.
     (9) Includes 3,750 shares of Common Stock issuable upon the exercise of options granted under the Loews Corporation 2000 Stock Option Plan (the "Stock Option Plan") which are currently exercisable. In addition, Mr. Rebell owns beneficially 6,000 shares of CNA common stock, including 2,300 shares with respect to which he has shared voting and investment power, and 2,000 shares of Diamond Offshore common stock, including 1,500 shares issuable upon the exercise of options which are currently exercisable.
     (10) Includes 5,000 shares of Common Stock issuable upon the exercise of options granted under the Stock Option Plan which are currently exercisable. Also includes 2,500,000 shares of Common Stock held by a trust of which Mr. A.H. Tisch is the managing trustee and beneficiary. In addition, 40,000 shares of Common Stock are held by a charitable foundation as to which Mr. A.H. Tisch has shared voting and investment power.
     (11) Includes 5,000 shares of Common Stock issuable upon the exercise of options granted under the Stock Option Plan which are currently exercisable. Also includes 2,500,000 shares of Common Stock held by a trust of which Mr. J.S. Tisch is the managing trustee and beneficiary. In addition, 100,000 shares of Common Stock are held by a charitable foundation as to which Mr. J.S. Tisch has shared voting and investment power. In addition, Mr. J.S. Tisch owns 5,000 shares of Diamond Offshore common stock.
     (12) Includes 5,000 shares of Common Stock issuable upon the exercise of options granted under the stock option plan which are currently exercisable. In addition, 110,000 shares of Common Stock are held by a charitable foundation as to which Mr. J.M. Tisch has shared voting and investment power.
     (13) Includes 4,000,000 shares of Common Stock held of record by the wife of Mr. L.A. Tisch. Also includes 1,678,000 shares of Common Stock held by Mr. L.A. Tisch as trustee of a trust for the benefit of his wife, as to which he has sole voting and investment power. Does not include 10,385,760 shares of Common Stock held by the sons of Mr. L.A. Tisch as reported on the Principal Shareholders table, above.
     (14) Includes 4,000,000 shares of Common Stock held of record by the wife of Mr. P.R. Tisch. Also includes 4,670,000 shares of Common Stock held by Mr. P.R. Tisch as trustee of a trust for the benefit of his wife, as to which he has sole voting and investment power.
     (15) Includes 34,826 shares of Common Stock issuable upon the exercise of options which are currently exercisable.

                              ELECTION OF DIRECTORS
                                (Proposal No. 1)

     Pursuant to the by-laws of the Company, the number of directors constituting the full Board of Directors has been fixed by the Board at thirteen, effective as of the date of the Annual Meeting. Accordingly, action will be taken at the meeting to elect a Board of thirteen directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. It is the intention of the persons named in the accompanying form of proxy, unless shareholders otherwise specify by their proxies, to vote for the election of the nominees named below, each of whom is now a director. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a director. Should any of the nominees be unable or unwilling to serve, it is intended that proxies will be voted for the election of a substitute nominee or nominees selected by the Board of Directors. Set forth below is the name, age, principal occupation during the past five years and other information concerning each nominee.

                                       4

     John Brademas, 74 - President Emeritus since 1992 and, prior thereto, President of New York University. Mr. Brademas is also a director of Kos Pharmaceuticals, Inc. Mr. Brademas has been a director of the Company since 1982 and is a member of the Incentive Compensation Committee.

     Dennis H. Chookaszian, 57 - Chairman of the Board and Chief Executive Officer of mPower (online investment advisory service) since November 1999. He has also been chairman of the Executive Committee of CNA since February 1999. Prior thereto, he had been chairman of the board and chief executive officer of CNA Insurance Companies. Mr. Chookaszian is a director of CNA and mPower Inc.com. He has been a director of the Company since 1995.

     Paul J. Fribourg, 47 - Chairman of the Board and Chief Executive Officer of ContiGroup (cattle feeding and pork and poultry production) since 1997. Prior thereto he had been president and chief operating officer of ContiGroup. Mr. Fribourg is also a director of ContiFinancial Corporation and Wyndham International, Inc. He has been a director of the Company since 1997 and is a member of the Audit Committee.

     Bernard Myerson, 83 - Retired, formerly Chairman Emeritus of Sony Theatre Management Corporation. Mr. Myerson has been a director of the Company since 1963 and is a member of the Executive Committee.

     Edward J. Noha, 73 - Chairman of the Board of CNA since 1992. Prior thereto, Mr. Noha had been chairman and chief executive officer of the CNA Insurance Companies. Mr. Noha has been a director of the Company since 1975.

     Michael F. Price, 49 - Chairman of the Board of Franklin Mutual Advisers and Franklin Mutual Series Fund since November 1998. Prior thereto, he had been chief executive officer, president and chairman of these entities. Mr. Price is also a director of Canary Wharf Group plc. He has been a director of the Company since 2000.

     Gloria R. Scott, 62 - President, Bennett College, Greensboro, North Carolina. Dr. Scott has been a director of the Company since 1990 and is a member of the Audit Committee.

     Andrew H. Tisch, 51 - Chairman of the Executive Committee and member of the Office of the President of the Company since January 1999. Prior thereto he had been chairman of the management committee of the Company. Mr. Tisch is chairman of the board of Bulova and a director of Zale Corporation and Canary Wharf Group plc. Mr. Tisch has been a director of the Company since 1985.

     James S. Tisch, 48 - President and Chief Executive Officer and a member of the Office of the President of the Company since January 1999. Prior thereto he had been president and chief operating officer of the Company since 1994. He is also a director of CNA, Vail Resorts, Inc and Baker, Fentress & Company and chairman of the board and chief executive officer of Diamond Offshore. Mr. Tisch has been a director of the Company since 1986 and is a member of the Finance Committee.

                                       5

     Jonathan M. Tisch, 47 - Chairman and Chief Executive Officer of Loews Hotels since February 2001, and a member of the Office of the President of the Company since January 1999. Prior to February 2001, Mr. Tisch had been President and Chief Executive Officer of Loews Hotels. He has been a director of the Company since 1986 and is a member of the Executive Committee.

     Laurence A. Tisch, 78 - Co-Chairman of the Board of the Company. Prior to January 1999, Mr. Tisch had also been co-chief executive officer of the Company. Mr. Tisch is chief executive officer of CNA and a director of CNA and Bulova. Mr. Tisch also serves as a director of Automatic Data Processing, Inc. He has been a director of the Company since 1959 and is a member of the Finance Committee.

     Preston R. Tisch, 74 - Co-Chairman of the Board of the Company. Prior to January 1999, Mr. Tisch had also been co-chief executive officer of the Company. Mr. Tisch had been a director of the Company from 1960 to 1986, when he resigned to serve as postmaster general of the United States. He was re-elected a director of the Company in March 1988. He is a director of Bulova, CNA and Hasbro, Inc.

     Fred Wilpon, 64 - Chairman of the Board of Sterling Equities, Inc. (real estate investments) and president, chief executive officer and co-owner of Sterling Doubleday Enterprises, L.P. (New York Mets baseball team). Mr. Wilpon is also a director of Bear Stearns Companies, Inc. He has been a director of the Company since February 2000.

Committees

     The Company has an Audit Committee, a Finance Committee, an Incentive Compensation Committee and an Executive Committee. The Company has no nominating committee or compensation committee. In addition to those directors identified above, Mr. Charles B. Benenson serves as a member of the Audit Committee and the Incentive Compensation Committee. Mr. Benenson will retire from his position as a director of the Company at the Annual Meeting.

Attendance at Meetings

     During 2000 there were eight meetings of the Board of Directors, five meetings of the Audit Committee and three meeting of the Incentive Compensation Committee. Each director of the Company attended not less than 75% of the total number of meetings of the Board of Directors and committees of the Board on which that director serves.

Director Compensation

     Each director who is not an employee of the Company received an annual retainer of $25,000 for serving as a director in 2000. Commencing in 2001, each non-employee director may elect to receive, for one or more calendar quarters each year, either an award of an option to purchase 400 shares of the Company's Common Stock in accordance with the terms of the Stock Option Plan, or $6,250. In addition, members of the Audit Committee and of the Incentive Compensation Committee are paid $1,000 for each meeting attended.

                                       6

                            AUDIT COMMITTEE REPORT

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including review of the financial reports and other financial information of the Company, the Company's systems of internal accounting, the Company's financial controls, and the annual independent audit of the Company's financial statements. The Company's Board of Directors has adopted a written charter under which the Audit Committee operates (a copy of which is attached hereto as Exhibit A) and has determined that all members of the Committee are "independent" in accordance with the currently applicable rules of the New York Stock Exchange. The Company's management is responsible for its financial statements and reporting process, including its system of internal controls. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the United States.

     In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the Company's audited financial statements for the year ended December 31, 2000 with the Company's management and independent auditors. The Audit Committee has also discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended. In addition, the Audit Committee has discussed with the independent auditors their independence in relation to the Company and its management, including the matters in the written disclosures provided to the Audit Committee as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has considered whether the provision of non-audit services provided by the auditors is compatible with maintaining the auditors' independence.

     The members of the Audit Committee are not experts in the fields of accounting or auditing, including in respect of auditor independence, and rely without independent verification on the information provided to them by management and the independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or internal controls and procedures, that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the Company's financial statements are presented in accordance with generally accepted accounting principles, or that the Company's auditors are in fact "independent."

     Based upon the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 to be filed with the Securities and Exchange Commission.

By the Audit Committee: Charles B. Benenson  Paul J. Fribourg  Gloria R. Scott

                             EXECUTIVE COMPENSATION

     The following table sets forth information for the years indicated regarding the compensation of the Chief Executive Officer and each of the other five most highly compensated

                                       7

executive officers of the Company as of December 31, 2000 (the "Named Executive Officers"), for services in all capacities to the Company and its subsidiaries.

                            SUMMARY COMPENSATION TABLE


                                 Annual Compensation           Long Term Compensation
                                 -------------------           ----------------------


                                                               Securities
Name and                                         Other Annual  Underlying             All Other
Position          Year    Salary(1)     Bonus    Compensation  Options   Payouts(2) Compensation
--------          ----    --------      -----    ------------  --------- ---------- ------------

J.S. Tisch        2000  $1,284,657(3) $425,000(4)                20,000              $56,475(5)
Chief Executive   1999   1,323,146(3)  325,000(4)                                     53,812(5)
Officer, Office   1998   1,200,462(3)  180,000(6)                                     38,258(5)
Of the President

L.A. Tisch        2000     983,657                                                    52,710(7)
Co-Chairman       1999   1,051,946                                                    75,520(7)
Of the Board      1998   1,003,204                                       $1,125,000   69,743(7)

P.R. Tisch        2000     983,657                 $792,422(8)                        52,710(7)
Co-Chairman       1999   1,051,946                  712,393(8)                        75,520(7)
Of the Board      1998   1,003,204                  469,682(8)            1,125,000   69,743(7)

A.H. Tisch        2000     985,782     425,000(4)                20,000               16,316(9)
Chairman of       1999   1,021,146     325,000(4)                                     14,940(9)
The Executive     1998     983,654                                                    13,932(9)
Committee,
Office of the
President

J.M. Tisch        2000     983,657     425,000(4)                20,000               14,245(9)
Chairman and      1999   1,021,146     325,000(4)                                     13,016(9)
Chief Executive   1998     983,654                                                    12,203(9)
Officer of
Loews Hotels,
Office of
The President

A.L. Rebell       2000    983,507      800,000(4)                15,000                6,800(9)
Senior Vice       1999    999,242      477,000(10)                                     6,400(9)
President,        1998    402,978      250,000(10)                                    22,875(11)
Chief
Investment
Officer

     (1) Salary includes payments to the named individual based on benefit choices under the Company's flexible benefits plan.
     (2) Represents payout under the Company's Incentive Compensation Plan for Executive Officers (the "Incentive Compensation Plan") based upon awards granted in 1996.
     (3) Includes compensation for his services as Chief Executive Officer of Diamond Offshore of $300,000 for each of 2000 and 1999, and $214,808 for 1998.
     (4) Represents payouts under the Incentive Compensation Plan based upon awards granted in 2000 and 1999.
     (5) Includes the annual contribution under the Company's Employees Savings Plan and related allocation under the Benefit Equalization Plan aggregating $14,247, $13,019 and $12,258 for 2000, 1999 and 1998,
respectively. Also includes director's fees paid by CNA amounting to $33,000 for

                                       8

each of 2000 and 1999, and $26,000 for 1998, and insurance premiums and retirement plan contributions paid by Diamond Offshore of $9,228 for 2000 and $7,793 for 1999.
     (6) Represents a bonus granted by Diamond Offshore, pursuant to its Management Bonus Program, based on service during 1998.
     (7) Includes the annual contribution under the Company's Employees Savings Plan and related allocation under the Benefit Equalization Plan aggregating $19,710, $42,520 and $43,743 for 2000, 1999 and 1998,
respectively. Also includes director's fees paid by CNA amounting to $33,000 for each of 2000 and 1999, and $26,000 for 1998.
     (8) Represents the incremental cost of personal benefits provided by the Company, including $767,000, $665,000 and $437,153 respectively, for 2000, 1999 and 1998 for the use by Mr. P.R. Tisch of an apartment at a Company operated hotel in New York City for the convenience of the Company and its hotel subsidiary.
     (9) Represents the annual contribution under the Company's Employees Savings Plan and related allocation under the Benefit Equalization Plan.
     (10) Represents the present value of deferred bonus compensation as of December 31, 1999 and 1998.
     (11)  Represents director's fees paid by Diamond Offshore in 1998.

Stock Option Plan

     The following table sets forth information regarding grants of options to acquire shares of Common Stock under the Company's Stock Option Plan that were made during the fiscal year ended December 31, 2000 to each of the Named Executive Officers.

                     OPTION GRANTS IN LAST FISCAL YEAR


                                                                      Potential Realizable Value
                                                                       at Assumed Rates of Stock
                                                                        Price Appreciation for
                                 Individual Grants(1)                         Option Term
            --------------------------------------------------------- --------------------------


                                Percent of
                No. of         Total Options
              Securities        Granted to      Exercise
              Underlying        Employees       Price Per  Expiration
   Name     Option Granted    In Fiscal Year     Share(2)     Date         5%             10%
   ----     --------------   ----------------  ----------  ----------  ----------     ----------

J.S. Tisch       20,000           7.58%          $30.14      1/18/10     $379,098      $960,708

L.A. Tisch            0             --              --         --           --           --

P.R. Tisch            0             --              --         --           --           --

A.H. Tisch       20,000           7.58            30.14      1/18/10      379,098       960,708

J.M. Tisch       20,000           7.58            30.14      1/18/10      379,098       960,708

A.L. Rebell      15,000           5.68            30.14      1/18/10      284,323       720,531

     (1) Options granted in 2000 to each of the named individuals become exercisable at a rate of 25% per year beginning on the first anniversary of the grant date.
     (2) Represents 100% of the fair market value of the Common Stock on the grant date.

                                       9

     The following table sets forth information regarding the exercise of stock options during the fiscal year ended December 31, 2000 by each of the Named Executive Officers.

                        AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                  FISCAL YEAR END OPTION VALUES


                Shares                      Number of Securities         Value of Unexercised
               Acquired       Value       Underlying Unexercised        In-the-Money-Options
   Name      on Exercise     Realized   Options at Fiscal Year-End     at Fiscal Year-End(1)
   ----      -----------     --------   --------------------------     -------------------------

                                         Exercisable  Unexercisable   Exercisable  Unexercisable
                                         -----------  -------------   -----------  -------------

J.S. Tisch        0            --            0           20,000           $0          $433,763

L.A. Tisch        0            --            0                0            --             --

P.R. Tisch        0            --            0                0            --             --

A.H. Tisch        0            --            0           20,000            0           433,763

J.M. Tisch        0            --            0           20,000            0           433,763

A.L. Rebell       0            --            0           15,000            0           325,322

(1) Fair market value of underlying securities as of December 31, 2000, minus the exercise price.

Employment Agreements

     The employment agreements the Company maintains with each of Messrs. A.H. Tisch, J.S. Tisch and J.M. Tisch expire on December 31, 2001. Each agreement provides for a basic salary of $975,000 per annum, subject to such increases as the Board of Directors may from time to time determine in its sole discretion. These agreements also provide the right to participate in the Incentive Compensation Plan.

     The employment agreements the Company maintains with each of Messrs. L.A. Tisch and P.R. Tisch expire on December 31, 2002. Each agreement provides for a basic salary of $800,000 per annum, subject to such increases as the Board of Directors may from time to time determine in its sole discretion. These agreements also provide the right to participate in the Incentive Compensation Plan.

     The Company's employment agreements with Messrs. L.A. Tisch and P.R. Tisch also provide for the payment of supplemental retirement benefits in an amount equal to the excess, if any, of (i) the retirement benefits payable under the Company's Retirement Plan without giving effect to benefit limitations imposed by the Retirement Plan and the Internal Revenue Code, over
(ii) retirement benefits actually paid under the Retirement Plan as limited by those provisions. These supplemental benefits are equivalent to the benefits provided under the Benefit Equalization Plan (see "Pension Plan," below). Incentive compensation awarded the Messrs. Tisch under the Incentive Compensation Plan are included in the computation of their respective pensionable earnings in determining supplemental benefits under their employment agreements, but in no event will those supplemental benefits duplicate benefits under the Benefit Equalization Plan. The Company's Retirement Plan requires that pension payments for certain participants, including

                                       10

Messrs. L.A. Tisch and P.R. Tisch, commence in the year following the year in which each such participant attains age 70 1/2. Messrs. L.A. Tisch and P.R. Tisch are currently receiving pension payments under the Retirement Plan and supplemental retirement benefits under their employment agreements. Retirement benefits payable to Mr. L.A. Tisch have been reduced in relation to retirement benefits paid to him under the retirement plan of CBS, Inc. of which he served as president and chief executive officer from January 1987 to November 1995, and retirement benefits payable to Mr. P.R. Tisch have been adjusted to account for retirement benefits paid to him when he retired from the Company to serve as Postmaster General of the United States from August 1986 to February 1988.

     The Company has entered into an agreement with Mr. Arthur Rebell supplementing the retirement benefits to which he is entitled under the Company's Retirement Plan, pursuant to which Mr. Rebell became vested in an account credited by the Company with $727,000, representing deferred bonus compensation of $250,000 for 1998 and $477,000 for 1999. This account will be credited on the last day of each calendar year with the pay-based and interest credits which would have otherwise been credited to Mr. Rebell under the Retirement Plan. Mr. Rebell will receive, upon his retirement, the value of the account in the form of an annuity or, if he so requests and the Company's Chief Executive Officer approves, in a single lump sum payment.

Pension Plan

     The Company provides a funded, tax qualified, non-contributory retirement plan for salaried employees, including executive officers (the "Retirement Plan") and an unfunded, non-qualified, non-contributory Benefit Equalization Plan (the "Benefit Equalization Plan") which provides for the accrual and payment of benefits which are not available under tax qualified plans such as the Retirement Plan. The following description of the Retirement Plan gives effect to benefits provided under the Benefit Equalization Plan.

     The Retirement Plan is structured as a cash balance plan. A cash balance plan is a form of non-contributory, defined benefit pension plan in which the value of each participant's benefit is expressed as a nominal cash balance account established in the name of the participant. Under the cash balance plan each participant's account is increased annually based on a specified percentage of annual earnings (based on the participant's age) and a specified interest rate (which is established annually for all participants), except for accounts of participants older than 65 years of age, which are increased only by the greater of those two amounts. At retirement or termination of employment, a vested participant is entitled to receive the cash balance account in a lump sum or to convert the account into a monthly annuity. Compensation covered under the Retirement Plan consists of salary paid by the Company and its subsidiaries included under the heading "Salary" in the Summary Compensation Table above. In addition, awards under the Incentive Compensation Plan are deemed compensation for purposes of the Benefit Equalization Plan. Pension benefits are not subject to reduction for Social Security benefits or other amounts.

     Participants with at least five years of service whose combined age and years of service equaled at least 60, or at least 18 years of service whose combined age and service equaled at least 58 at January 1, 1998 (the year that the Retirement Plan was converted into a cash balance plan), are entitled to a minimum retirement benefit ("Minimum Benefit") equal to the benefit they would have earned under the Retirement Plan before its conversion to a cash balance plan. This Minimum

                                       11

Benefit is based upon the average final compensation (i.e., the highest average annual salary during any period of five consecutive years of the ten years immediately preceding retirement) and years of credited service with the Company. The following table shows estimated annual benefits upon retirement under the Retirement Plan, based on the Minimum Benefit, for various average compensation and credited service based upon normal retirement at January 1, 2001 and a straight life annuity form of pension. Each of the Named Executive Officers qualifies for the Minimum Benefit except for Mr. Rebell. It is currently estimated that the balance of the account maintained under the Retirement Plan for Mr. Rebell will be approximately $2,186,535 when
Mr. Rebell reaches the normal retirement age of 65, based on actual interest credits of 6.03% and 5.72% for 2000 and 2001, respectively, and assuming annual interest credits of 6% for 2002 and later and no increases in the amount of Mr. Rebell's base salary.

                            PENSION PLAN TABLE


Average Final                     Estimated Annual Pension for
Compensation                Representative Years of Credited Service
-------------   --------------------------------------------------------------
                   15        20        25        30          35          40
                   --        --        --        --          --          --

$  400,000      $ 72,000  $ 97,600  $129,600  $161,600  $  193,600  $  225,600
   600,000       108,000   146,400   194,400   242,400     290,400     338,400
   800,000       144,000   195,200   259,200   323,200     387,200     451,200
 1,000,000       180,000   244,000   324,000   404,000     484,000     564,000
 1,200,000       216,000   292,800   388,800   484,800     580,800     676,800
 1,400,000       252,000   341,600   453,600   565,600     677,600     789,600
 1,600,000       288,000   390,400   518,400   646,400     774,400     902,400
 1,800,000       324,000   439,200   583,200   727,200     871,200   1,015,200
 2,000,000       360,000   488,000   648,000   808,000     968,000   1,128,000
 2,200,000       396,000   536,800   712,800   888,800   1,064,800   1,240,800
 2,400,000       432,000   585,600   777,600   999,600   1,161,600   1,353,600

     The years of credited service of Messrs. A.H. Tisch, J.M. Tisch, J.S. Tisch, L.A. Tisch and P.R. Tisch are twenty-seven, twenty-one, twenty-three, forty and thirty-eight, respectively.

     Amounts paid to Mr. J.S. Tisch by Diamond Offshore listed on the Summary Compensation Table above are not covered by the Retirement Plan. Diamond Offshore maintains a tax qualified defined contribution retirement plan which provides that Diamond Offshore contribute 3.75% of each participant's defined compensation and match 25% of the first 6% of compensation voluntarily contributed by each participant. Participants are fully vested immediately upon enrollment in the plan. Diamond Offshore's 3.75% contribution on behalf of Mr. J.S. Tisch amounted to $6,375 in 2000.

                                       12

              BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

General

     The Company's policy regarding executive compensation has been adopted by the Board of Directors. The Board of Directors has no compensation committee. The Incentive Compensation Committee of the Board of Directors has been designated by the Board of Directors to administer and award grants under the Company's Incentive Compensation Plan and Stock Option Plan.

     The overall objective of the Company's executive compensation policy is to attract and motivate a high level of performance by the Company's executive officers. To further this objective and provide incentives to motivate executive officers to achieve long term Company goals, as well as to provide incentive compensation opportunities to executive officers that are competitive with those of other companies, in 2000 the Board of Directors adopted, and the shareholders approved, the Company's Stock Option Plan.

     The primary component of executive compensation of the Company's executive officers is cash salary. Salary levels are based upon an evaluation of the individual's performance and cash salaries paid to executives in similar positions by companies with comparable revenues. In determining comparable salaries the Company participates in and analyzes two management compensation surveys. These surveys have been selected primarily because of the broad range of companies of various sizes included in them, the manner in which the information is presented and, with respect to one survey, the consistency of the data presented. One survey includes two of the eight companies included in the Standard & Poor's Financial Diversified Index and the other survey includes one of the companies included in that index (see "Stock Price Performance Graph," below). In most cases, the Company seeks to maintain compensation levels for executive officers (as well as salaried employees generally) between the 50th and 75th percentiles of cash compensation paid by companies with comparable revenues. However, as a result of evaluation of job performance as well as length of service, the compensation levels of a majority of the Company's executive officers fall above these parameters.

Chief Executive Officer

     The compensation of the Company's Chief Executive Officer for 2000 was established pursuant to the employment agreement negotiated between the Company and the Chief Executive Officer in 1998. This employment agreement provides for increases in remuneration as the Board of Directors may from time to time determine in its sole discretion. Consistent with the compensation policy concerning executive officers generally, compensation to the Company's Chief Executive Officer includes, in addition to the salary provided in his employment agreement with the Company, awards under the Company's Incentive Compensation Plan and grants of stock options under the Company's Stock Option Plan.

Internal Revenue Code

     Under the Internal Revenue Code, the amount of compensation paid to or accrued for the Chief Executive Officer and the four other most highly compensated executive officers which may

                                       13

be deductible by the Company for federal income tax purposes is limited to $1 million per person per year, except that compensation which is considered to be "performance-based" under the Internal Revenue Code and the applicable regulations is excluded for purposes of calculating the amount of compensation.

     To the extent the Company's compensation policy can be implemented in a manner which maximizes the deductibility of compensation paid by the Company, the Board of Directors seeks to do so. Accordingly, the Company has adopted the Incentive Compensation Plan for the purpose of causing the compensation expense associated with that plan to qualify as performance-based compensation. Under the Incentive Compensation Plan, the Incentive Compensation Committee may grant awards to executive officers based on the attainment of specified performance goals in relation to the after tax net income of the Company. In addition, compensation resulting from grants of options under the Company's Stock Option Plan will be considered to be "performance based" under the applicable provisions of the Internal Revenue Code.

By the Board of Directors:  Charles B. Benenson        Gloria R. Scott
                            John Brademas              Andrew H. Tisch
                            Dennis H. Chookaszian      James S. Tisch
                            Paul J. Fribourg           Jonathan M. Tisch
                            Bernard Myerson            Laurence A. Tisch
                            Edward J. Noha             Preston R. Tisch
                            Michael F. Price           Fred Wilpon

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. A.H. Tisch, J.M. Tisch, J.S. Tisch, L.A. Tisch and P.R. Tisch, each of whom are directors of the Company, also serve as officers of the Company or its subsidiaries. In addition, Messrs. D.H. Chookaszian, B. Myerson and E.J. Noha, each of whom are directors, have formerly served as officers of the Company or its subsidiaries.

                             CERTAIN TRANSACTIONS

     Messrs. L.A. Tisch and P.R. Tisch and their affiliates reimbursed to the Company approximately $4,593,385 in the aggregate for the utilization by them of the services of certain employees and facilities of the Company during 2000.

     ContiGroup, of which Paul J. Fribourg, a director of the Company, is a shareholder, director and executive officer, from time to time purchases marine cargo and other insurance from insurance subsidiaries of CNA, in the ordinary course of business. Annual premiums for this insurance aggregated approximately $100,000 in 2000.

     A voluntary petition under Chapter 11 of the federal bankruptcy laws was made by ContiFinancial Corporation ("CFN") with the U.S. Bankruptcy Court for for the Southern District of New York on May 17, 2000. CFN is a 78% owned subsidiary of ContiGroup. Paul J. Fribourg, a director of the Company, is a director of CFN and a shareholder, director and executive officer of ContiGroup.

     Pursuant to the terms of its Stock Ownership Plan, in October 1998 CNA provided a loan to Dennis H. Chookaszian to assist him with the purchase of common stock of CNA. Interest on this loan is 5.39% compounded semi-annually, and will be added to the principal balance until the loan is settled. The term of the loan is 10 years. It is unconditional with full recourse against the
maker. As of March [  ], 2001, the outstanding amount of this loan was [$   ].
                    --                                                   ---

     During 2000, the Company and its subsidiaries paid brokerage commissions aggregating approximately $308,155 to a securities firm in which Mr. Daniel R. Tisch, a son of Laurence A. Tisch, is a principal shareholder, officer and director. Similar transactions with such firm may be expected to occur in the future.

     See "Compensation Committees Interlocks and Insider Participation" above, for information with respect to relationships between certain members of the Board of Directors and the Company.

                                       14

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the total annual return of the Company's Common Stock, the Standard & Poor's 500 Composite Stock Index ("S&P 500 Index") and the Standard & Poor's Financial Diversified Stock Index ("S&P Financial Diversified") for the five years ended December 31, 2000. The graph assumes that the value of the investment in the Company's Common Stock and each Index was $100 on December 31, 1995 and that all dividends were reinvested.

                                     [GRAPH]
















                            1995      1996     1997     1998     1999     2000
                            ----      ----     ----     ----     ----     ----

Loews Corporation            100    121.74   138.42   129.53    81.09   140.57
S&P 500 Index                100    122.96   163.98   210.85   255.21   231.98
S&P Financial Diversified    100    128.81   203.06   265.78   351.79   430.92

                      RATIFICATION OF THE APPOINTMENT OF
                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                              (Proposal No. 2)

     The Board of Directors of the Company has selected the firm of Deloitte & Touche LLP, independent certified public accountants, as the principal independent auditors of the Company for the year ending December 31, 2001, subject to ratification by the shareholders. Deloitte & Touche LLP served as the Company's independent auditors during 2000. If the appointment of the firm of Deloitte & Touche LLP is not approved or if that firm declines to act or their employment is otherwise discontinued, the Board of Directors will appoint other independent auditors. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, at which time they will be available to respond to appropriate questions from shareholders and be given an opportunity to make a statement if they desire to do so.

                                       15

Audit Fees

     The aggregate fees, including expenses reimbursed, billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for professional services rendered for the audit of the consolidated financial statements of the Company and its subsidiaries for 2000 and the reviews of the Company's quarterly financial statements during 2000 were $6.0 million.

Financial Information Systems Design and Implementation Fees

     The aggregate fees, including expenses reimbursed, billed by Deloitte for information technology services relating to financial information systems design and implementation rendered to the Company and its subsidiaries for 2000 were $4.3 million.

All Other Fees

     The aggregate fees, including expenses reimbursed, billed by Deloitte for services rendered to the Company and its subsidiaries, other than the services described above, for 2000 were $6.3 million.

     The Company's Audit Committee has considered whether the provision of the non-audit services provided by Deloitte to the Company is compatible with maintaining Deloitte's independence.

     The Board of Directors recommends a vote FOR Proposal No. 2.

        APPROVAL OF INCENTIVE COMPENSATION PLAN FOR EXECUTIVE OFFICERS
                             (Proposal No. 3)

     The Board of Directors believes that where the Company's compensation policy can be implemented in a manner which maximizes the deductibility for federal income tax purposes of compensation paid by the Company, the Company should seek to do so. Accordingly, in 1996 the Board of Directors adopted, and the shareholders approved, the Company's Incentive Compensation Plan for Executive Officers (the "Incentive Compensation Plan"), which is designed to qualify the amounts paid under its terms to the Company's executive officers as "qualified performance-based compensation" under Section 162(m) of the Internal Revenue Code (together with the regulations promulgated thereunder, as each may be amended, the "Code"). This qualification will allow amounts awarded under the Incentive Compensation Plan to be deductible by the Company for federal income tax purposes, even if, when combined with other compensation, the award causes the compensation of any of the Named Executive Officers to exceed $1 million.

     The Code requires that the Incentive Compensation Plan be reapproved by the Company's shareholders every five years. The Incentive Compensation Committee of the Board of Directors administers the Incentive Compensation Plan. The following summary of the material terms of the Incentive Compensation Plan is qualified in its entirety by reference to the Incentive Compensation Plan itself, a copy of which, as amended, is attached to this Proxy Statement as Exhibit B.

                                       16

     All executive officers of the Company (currently 16 persons) are eligible to participate in the Incentive Compensation Plan. Within the first 90 days of each calendar year (the "Designation Period"), the Incentive Compensation Committee may designate one or more executive officers of the Company (each, a "Participant") to participate in the Incentive Compensation Plan for specified calendar years (each, a "Performance Period"). The Incentive Compensation Committee may designate awards for up to three future Performance Periods (a "Multiple Award Period").

     Prior to the end of the Designation Period for a Performance Period, the Incentive Compensation Committee will allocate, on behalf of each Participant, a percentage of the Net Income (as defined below) for that Performance Period on which the Participant's award will be based. Prior to its amendment, "Net Income" was defined by the Incentive Compensation Plan to be the consolidated after-tax net income of the Company and its subsidiaries, excluding realized investment gains and losses. In January 2001 the definition of Net Income was amended to remove the exclusion of realized investment gains and losses.

     In the event of a Multiple Award Period, prior to the end of the first Designation Period for all included Performance Periods the Incentive Compensation Committee will allocate on behalf of each Participant a percentage of Net Income for each Performance Period within the Multiple Award Period, or, in the alternative, an aggregate formula for the later Performance Periods within the Multiple Award Period based on the total of assigned percentages of Net Income for the then current and the prior Performance Periods included in the Multiple Award Period. The Incentive Compensation Committee may make an award for a Performance Period to a Participant who has received an award for a Multiple Award Period which includes that Performance Period, provided that this is done prior to the end of the Designation Period for that Performance Period.

     Because awards under the Incentive Compensation Plan are based upon Net Income, the amount of any awards that may be payable to Participants for 2001 cannot currently be determined. However, under the Incentive Compensation Plan, the maximum amount payable to each Participant is $3,000,000 per year. The following table sets forth the benefits received by each of the Named Executive Officers and the categories of persons listed for the fiscal year ended December 31, 2000.

                                       17

                               NEW PLAN BENEFITS
     The Loews Corporation Incentive Compensation Plan for Executive Officers

          Name and Position                               Dollar Value
          -----------------                               ------------

          James S. Tisch                                    $  425,000
          Chief Executive Officer,
           Office of the President,
           Director

          Laurence A. Tisch                                          0
          Co-Chairman of the Board

          Preston R. Tisch                                           0
          Co-Chairman of the Board

          Andrew H. Tisch                                      425,000
          Chairman of the Executive Committee,
          Office of the President, Director

          Jonathan M. Tisch                                    425,000
          Chairman and Chief Executive
          Officer of Loews Hotels,
          Office of the President, Director

          Arthur L. Rebell                                     800,000
          Senior Vice President, Chief
          Investment Officer

          Executive Group                                    2,075,000

          Non-Executive Director Group                               0

          Non-Executive Officer Employee Group                       0

     At the discretion of the Incentive Compensation Committee, any Participant may elect to defer payment of all or part of any award, together with interest accrued from the originally scheduled payment date. If any Participant ceases to be employed by the Company or its subsidiaries prior to the end of a Performance Period (other than due to retirement, death or disability), that Participant will not be eligible to receive a bonus award for that Performance Period unless the Incentive Compensation Committee determines that payment of the award is in the Company's best interest. Participants who cease to be employed by the Company or its subsidiaries prior to the end of a Performance Period due to retirement, death or disability will receive a bonus award which is prorated to the date of cessation of employment.

     The Incentive Compensation Committee may amend the Incentive Compensation Plan at any time, provided that changes may be made only if they are consistent with the provisions of the Code and do not adversely affect the ability of the Company to deduct the compensation which may be paid pursuant to the Incentive Compensation Plan for federal income tax purposes. No amendment that requires shareholder approval under the Code may be made without that approval. The Board of Directors may terminate the Incentive Compensation Plan at any time.

     The Board of Directors recommends a vote FOR Proposal No. 3.

                                       18

             APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO
                      INCREASE AUTHORIZED COMMON STOCK
                            (Proposal No. 4)

     The Board of Directors has proposed that Article Fourth of the Company's Certificate of Incorporation be amended to increase the authorized number of shares of Common Stock from 400 million shares to 600 million shares.

     [             ] shares of Common Stock were outstanding or reserved for
issuance as of the record date for the Annual Meeting of Shareholders and [
          ] shares of Common Stock are available for future issuance. If the
amendment is adopted, [             ] shares of Common Stock would be
available for future issuance without further shareholder approval, except as required by applicable law or regulation. The Board of Directors believes it is prudent to increase the number of shares of authorized Common Stock since the recent 2 for 1 stock split, effected by way of a stock dividend, has reduced substantially the number of shares of Common Stock available for issuance.

     The Company has no present plans, commitments or understandings for the issuance of any shares of the new Common Stock. However, the additional shares of Common Stock would be available for future issuance by the Board of Directors for general corporate purposes, without further shareholder approval except as required by applicable law or regulation, including future stock splits, stock dividends, financings and acquisitions.

     Each additional share of Common Stock authorized by the proposed amendment will have the same rights and privileges as each share of the outstanding Common Stock. The holders of Common Stock have no preemptive rights to subscribe for any additional shares of Common Stock of the Company that may be issued.

     The Board of Directors recommends a vote FOR Proposal No. 4.

                            SHAREHOLDER PROPOSALS

     The Company has been advised that the two shareholder proposals described below will be presented at the Annual Meeting. For the reasons set forth below, the Board of Directors recommends a vote against each proposal.

                 SHAREHOLDER PROPOSAL RELATING TO TERM LIMITS
                            FOR OUTSIDE DIRECTORS
                              (Proposal No. 5)

     Evelyn Y. Davis, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, owner of 244 shares of Common Stock, has notified the Company in writing that she intends to present the following resolution at the Annual Meeting for action by the shareholders:

     "RESOLVED: That the stockholders of Loews Corporation recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years.

     "REASONS: The President of the U.S.A. has a term limit, so do Governors of many states.

                                       19

     "Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders.

     "No director should be able to feel that his or her directorship is until retirement.

     "If you AGREE, please mark your proxy FOR this resolution."

     The Board of Directors recommends a vote AGAINST Proposal No. 5.

     The tenure of outside directors is not guaranteed. Each director, if he or she is to remain in office, must be elected by the shareholders at the Annual Meeting. In addition, continued service permits a director to acquire increased knowledge and perspective with respect to the Company's business and operations. The Board believes that an arbitrary limitation on the tenure of outside directors could deprive the Company of the services of knowledgeable individuals who merit reelection. Accordingly, the Board of Directors recommends a vote against this proposal.

                         SHAREHOLDER PROPOSAL RELATING TO
                               NEWPORT ADVERTISING
                                (Proposal No. 6)

     Mercy Health Services, c/o Sisters of Mercy Regional Community of Detroit, 29000 Eleven Mile Road, Farmington Hills, Michigan 48336, owner of 2,200 shares of Common Stock, has notified the Company in writing that it intends to present the following resolution at the Annual Meeting for action by the shareholders:

     "WHEREAS our Company's Newport cigarette, in 1998, was the second largest selling cigarette in the U.S.A. According to John C. Maxwell, as U.S. cigarette sales continued to fall between 1997 and 1998, Newport was one of two brands to register increases in sales and market share.

     "A significant percentage of those smoking our Newport cigarettes are people of African descent. Over 75% of African American smokers smoke menthol cigarettes as compared to 23% of white smokers. 61.3% of African American adolescents who smoke smoke Newports.

     "Health risks associated with smoking among African Americans are greater than those of their white counterparts. African American men have a lung cancer death rate 50% higher than whites while over 80% of African American men who smoke and have contracted lung cancer die from the disease, compared with 54 percent of their white counterparts.

     "Our company, along with the other U.S. tobacco companies, have inundated the African American community with various media campaigns. Nearly 66% of cigarette advertisements in African American magazines are for menthol cigarettes, compared to 15.4% of those in general population magazines. African American communities have had 2.6 times as many billboards advertising cigarettes as white communities.

     "Smoking rates among African American high school students rose 80% from 1991 to 1997. The smoking rate for African American males doubled in that time from 14.1% to 28.2%.

                                       20

     "The Surgeon General of the United States, Dr. David Satcher, warned in 1998 that, if the pattern of African American youth who take up smoking continues, an estimated 1.6 million black children will become regular smokers and 500,000 will die as a result.

     "In 1998 a civil rights suit was filed against the tobacco industry for targeting African Americans with menthol brands. Building on documents released as a result of Minnesota's Medicaid trial, the suit charges that our Company and others targeted African American communities in their marketing of mentholated products and asserts that menthol may be a factor in the disproportionate smoking-related death and disease in the African American community.

     "RESOLVED: that shareholders request the Board of Directors to prepare a special Report detailing our company's promotion of Newport cigarettes to African Americans. Using 2000 as the base year, this Report, produced at a reasonable cost and excluding proprietary information, shall be made available within six months of the annual meting. We recommend that it include:

     1. An comparison of the total number of advertisements place in both Black-oriented and 'general public' media.
     2. A description of the programs and monies expended for our Newport brand in:
         a. Promotions and sponsorships of events allowed by the Master Settlement Agreement that are oriented to African-Americans, as well as the extent of point-of-purchasing advertising.
         b. Making African-American youth aware of the health-hazards related to smoking.

     "Supporting Statement. The possibility that our Company might be targeting the African American community leaves it open to accusations of racism in our marketing programs, please vote 'yes' for this resolution."

     The Board of Directors recommends a vote AGAINST proposal No. 6.

     The Board of Directors is opposed to this proposal as not being in the interest of the Company and its shareholders. The Company's subsidiary, Lorillard Tobacco Company ("Lorillard") advertises and promotes its cigarettes, including Newport, only to adult smokers. Lorillard's advertising is reviewed for compliance with legal requirements and Lorillard's Corporate Principles Concerning Marketing, Promotion and Youth Smoking. Those principles expand upon commitments embodied in the tobacco industry's Cigarette Advertising and Promotion Code, which Lorillard has adhered to for many years, and in the Master Settlement Agreement entered into by Lorillard, together with other companies in the U.S. tobacco industry, with a group of State Attorneys General in 1998. Furthermore, the lawsuit referred to in the proposal was dismissed by a federal court judge in Philadelphia who concluded that plaintiffs' claims in the case were without legal merit. Accordingly, the Board of Directors recommends a vote against this proposal.

                               OTHER MATTERS

     The Company knows of no other matters to be brought before the meeting. If other matters should properly come before the meeting, proxies will be voted on such matters in accordance with the best judgment of the persons appointed by the proxies.

     The Company will bear all costs in connection with the solicitation of proxies for the meeting. The Company intends to request brokerage houses, custodians, nominees and others who

                                       21

hold stock in their names to solicit proxies from the persons who own stock, and such brokerage houses, custodians, nominees and others, will be reimbursed for their out-of-pocket expenses and reasonable clerical expense. In addition to the use of the mails, solicitation may be made by employees of the Company and its subsidiaries personally or by mail or telephone.

Shareholder Proposals for the 2002 Annual Meeting

     Shareholder proposals for the Annual Meeting to be held in 2002 must be received by the Company at its principal executive offices not later than November [ ], 2001 in order to be included in the Company's proxy materials. Proxies solicited by the Company for the 2002 Annual Meeting may confer discretionary authority to vote on any proposals submitted after February [
], 2002 without a description of them in the proxy materials for that meeting. Shareholder proposals should be addressed to Loews Corporation, 667 Madison Avenue, New York, New York 10021-8087, Attention: Corporate Secretary.

                                       By order of the Board of Directors,


                                                  BARRY HIRSCH
                                                    Secretary

Dated:  March [  ], 2001

                   PLEASE COMPLETE, DATE, SIGN AND
                      RETURN YOUR PROXY PROMPTLY

                                       22

LOEWS CORPORATION                                                        Proxy
------------------------------------------------------------------------------
This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned hereby constitutes and appoints Bernard Myerson, Barry Hirsch and Gary W. Garson and each of them, each with full power of substitution, true and lawful attorneys, agents and proxies with all the powers the undersigned would possess if personally present, to vote all shares of Common Stock of the undersigned in Loews Corporation at the Annual Meeting of Shareholders to be held at The Regency Hotel, 540 Park Avenue, New York, New York, on May 8, 2001, at 11:00 A.M., New York City Time, and at any adjournments thereof, upon the matters set forth in the Notice of Meeting and accompanying Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

  This Proxy when properly executed will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSALS 2, 3 AND 4, AND "AGAINST" PROPOSALS 5 AND 6.


                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY



The Board of Directors recommends a vote               The Board of Directors recommends a vote AGAINST           Please mark
FOR Items 1, 2, 3 and 4                                Items 5 and 6                                              your votes
                                                                                                                  like this   [ X ]

Item 1-ELECTION OF DIRECTORS       WITHHELD
Nominees: J. Brademas,        FOR  FOR ALL                        FOR   AGAINST ABSTAIN                      FOR   AGAINST  ABSTAIN
          D.H. Chookaszian,                 ITEM 3-APPROVAL       [  ]   [   ]   [  ]   ITEM 5-SHAREHOLDER   [  ]    [  ]    [  ]
          P. Fribourg,                             OF INCENTIVE                                PROPOSAL-
          B. Myerson,                              COMPENSATION                                TERM LIMITS
          E.J. Noha,                               PLAN                                        FOR OUTSIDE
          M.F. Price,                                                                          DIRECTORS
          G.R. Scott,         [  ]   [  ]   ITEM 4-APPROVAL OF    [  ]   [   ]   [  ]
          A.H. Tisch,                              AMENDMENT TO
          J.S. Tisch,                              CERTIFICATE OF                       ITEM 6-SHAREHOLDER   [  ]    [  ]    [  ]
          J.M. Tisch,                              INCORPORATION                               PROPOSAL-
          L.A. Tisch,                              INCREASING                                  NEWPORT
          P.R. Tisch,                              AUTHORIZED                                  ADVERTISING
          and F. Wilpon.                           SHARES



WITHHELD FOR: (Write that Nominee's name in the space provided below.)


---------------------------------------------
ITEM 2-RATIFY DELOITTE  FOR  AGAINST  ABSTAIN
       & TOUCHE LLP AS
       INDEPENDENT      [  ]   [  ]    [  ]
       ACCOUNTANTS




                                                                     ----------
                                                                               |  Please sign EXACTLY as name appears on this
                                                                               |  Proxy. When shares are held by joint tenants,
                                                                               |  both should sign. When signing as attorney,
                                                                               |  executor, administrator, trustee or guardian,
                                                                               |  please give full title as such. Corporate and
                                                                               |  partnership proxies should be signed by an
                                                                               |  authorized person indicating the person's title.


Signature(s)                                                                      Date:
            --------------------------------------------------------------             --------------------------------------------



                                EXHIBIT A

                            LOEWS CORPORATION
                         AUDIT COMMITTEE CHARTER

PURPOSE
-------

     The primary purpose of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including review of the financial reports and other financial information provided by the Company to governmental and regulatory bodies, the Company's systems of internal accounting, the Company's financial controls, and the annual independent audit of the Company's financial statements.

     In discharging its role, the Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose. The Board and the Committee are in place to represent the Company's shareholders; and, accordingly, the independent auditors are ultimately accountable to the Board and to the Committee.

     The Committee will review the adequacy of this Charter on an annual basis.

MEMBERSHIP
----------

     The Committee will be comprised of not less than three members of the Board, and the Committee's composition will meet the requirements of the Audit Committee Policy of the New York Stock Exchange.

     Accordingly, all the members will be directors:

     1. who, in the judgment of the Board, have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

     2. who, in the judgment of the Board, are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. At least one member of the Committee will have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment.

KEY RESPONSIBILITIES
--------------------

     The Committee's job is one of review and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the independent auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management and the independent auditors have more time, knowledge and detailed information concerning the Company than do Committee members. Consequently, in performing its functions, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditors' work.

                                       A1

     The following functions will be the common recurring activities of the Committee. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

 .    The Committee will review with management and the independent auditors the audited financial statements to be included in the Company's Annual Report on Form 10-K and review and consider with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, as it may be modified or supplemented.

 .    As a whole, or through the Committee chair, or in the absence of the
Committee chair, another member of the Committee, the Committee will review with the independent auditors the Company's interim financial results.

 .    The Committee will discuss with management and the independent auditors the quality and adequacy of the Company's internal controls.

 .    The Committee shall:

1. request from the independent auditors annually, a formal written statement delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard Number 1;

2. discuss with the independent auditors any such disclosed relationships and their impact on the auditors' independence; and

3. recommend that the Board take appropriate action in response to the independent auditors' report to satisfy itself of the auditors' independence.

 .    The Committee and the Board will have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors (or to nominate the independent auditors to be proposed for shareholder approval in any proxy statement).

     While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations and the Company's policies.

                                       A2

                                   EXHIBIT B

                             THE LOEWS CORPORATION
                 INCENTIVE COMPENSATION PLAN FOR EXECUTIVE OFFICERS
                      (as amended through February 28, 2001)

1.   PURPOSE OF THE PLAN

     The purpose of The Loews Corporation Incentive Compensation Plan for Executive Officers (the "Plan") is to provide a means of rewarding certain executive officers of Loews Corporation (the "Corporation") who have contributed to the profitability of the Corporation in a manner which permits such compensation to be deductible by the Corporation for federal income tax purposes.

2.   ADMINISTRATION OF THE PLAN

     The administration of this Plan shall be vested in the Incentive Compensation Committee of the Board of Directors of the Corporation, or such other committee of the Board of Directors which shall succeed to the functions and responsibilities of such committee in relation to this Plan (the "Committee"), which shall make all determinations necessary under this Plan. All members of the Committee shall qualify as "outside directors" (as the term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder as currently proposed or as may from time to time be in effect (the ("Regulations")). No member of the Committee shall be entitled to participate in this Plan.

3.   PARTICIPATION IN THE PLAN

     Executive officers of the Corporation shall be eligible to participate in this Plan. Within the period specified in the Regulations within which a performance goal is required to be established to qualify as a pre-established performance goal (the "Designation Period"), the Committee may designate one or more such executive officers of the Corporation (each, a "Participant") who shall participate in this Plan for the Performance Period or the Multiple Award Period (as those terms are defined in Section 6 below).

4.   PERFORMANCE GOALS

     Prior to the end of the Designation Period for a Performance Period, the Committee shall designate in writing a percentage of the consolidated after-tax net income of the Corporation and its subsidiaries ("Net Income") for such Performance Period. In the event of a Multiple Award Period, prior to the end of the Designation Period for the first Performance Period in the Multiple Award Period the Committee shall designate a percentage of Net Income for each of the subsequent Performance Periods in the Multiple Award Period. The percentage for a subsequent Performance Period may be increased at any time prior to the end of the Designation Period for such Performance Period.

5.   AWARDS TO PARTICIPANTS

     Prior to the end of the Designation Period for a Performance Period, the Committee shall allocate in writing, on behalf of each Participant, a percentage of Net Income on which such Participant's award will be based. In the event of a Multiple Award Period, prior to the end of the first Designation Period for all included Performance Periods the Committee shall allocate in

                                       B1

writing, on behalf of each Participant, a percentage of Net Income for each of the Performance Periods in the Multiple Award Period, or, in the alternative an aggregate formula for the later Performance Periods in the Multiple Award Period based on the total of assigned percentages of Net Income for the then current and the prior Performance Periods included in the Multiple Award Period. The Committee may in its discretion make an award for a Performance Period to a Participant who has received an award for a Multiple Award Period which includes such Performance Period, provided that this is done in writing prior to the end of the Designation Period for such Performance Period. In no event shall the sum of the percentages allocated to Participants exceed the percentage determined in Section 4 for any Performance Period. The Committee shall set a maximum amount payable (the "Cap") for each Participant, which shall not exceed $3,000,000 per year.

6.   PERFORMANCE PERIOD

     The Performance Period as to which awards may be made under this Plan shall be the twelve-month period commencing January 1 of a calendar year and ending on December 31 of such calendar year. The Committee may designate Participants for future Performance Period awards, not to exceed three such periods (a "Multiple Award Period").

7.   PAYMENT OF BONUS AWARDS UNDER THE PLAN

     (a) Following the completion of each Performance Period, the Committee shall certify in writing (i) the amount, if any, of Net Income for such Performance Period and (ii) the bonus awards payable to the Participants.

     (b) Except as provided in Section 8 of this Plan, each Participant shall receive payment, subject to all required tax withholdings, of his or her bonus award as soon as practicable following the determination of the amount of such award.

8.   DEFERRAL OF PAYMENT OF AWARDS

     At the discretion of the Committee, any Participant, subject to such terms and conditions as the Committee may determine, may elect to defer payment of all or part of any award which such Participant might earn with respect to a Performance Period (together with interest thereon from the date as of which the award would have been paid but for such Participant's election to defer payment at the rate, if any, fixed by the Committee) by complying with such procedures as the Committee may from time to time prescribe.

9.   SEPARATION FROM THE CORPORATION AND ITS SUBSIDIARIES

     (a) Participants who cease to be employed by the Corporation or its subsidiaries prior to the end of the Performance Period, other than due to retirement under any retirement plan maintained by the Corporation or any of its subsidiaries under which such Participant is covered, death or disability (as defined in any disability plan of the Corporation or any of its subsidiaries applicable to the Participant), shall not be eligible to receive a bonus award for the Performance Period in which such termination of employment occurs; provided, however, that the Committee may, in its sole discretion, when it finds that a waiver may be in the best interest of the Corporation, waive in whole or in part any or all of the provisions of this
Section 9(a).

     (b) Participants who cease to be employed by the Corporation or its subsidiaries prior to the end of a Performance Period due to retirement under any retirement plan maintained by the

                                       B2

Corporation or any of its subsidiaries under which such Participant is covered, death or disability (as defined in any disability plan of the Corporation or any of its subsidiaries applicable to the Participant) shall receive a bonus award which is prorated to the date of cessation of employment.

     (c) Any Participant may designate in writing the beneficiary of the unpaid amount of a bonus award (including the amount of any bonus award which was previously deferred) in case of death and if no designation has been made, or if any such designation shall become ineffective, any such unpaid amount will be paid to the Participant's estate. Such designation shall be effective upon receipt thereof by the Corporation. Any such designation may be revoked in writing by a Participant at any time without the consent of any such beneficiary.

10.  AMENDMENTS

     The Committee may amend this Plan at any time, provided that such changes may be made consistent with the provisions of Section 162(m) of the Code and the Regulations without adversely affecting the ability of the Corporation to deduct the compensation which may be paid pursuant to this Plan for federal income tax purposes and, provided, further, that if Section 162(m) of the Code or the Regulations would require stockholder approval of such an amendment in order for payments under this Plan to be deductible then no such amendment shall be effective without such approval.

11.  TERMINATION

     The Board of Directors of the Corporation may terminate this Plan at any time. No termination of this Plan shall adversely affect the right of any person to receive any award for a Performance Period or Periods for which such person had been designated under Section 3 of this Plan, or amounts previously awarded to such person but deferred in accordance with Section 8 of this Plan plus any interest thereon.

12.   MISCELLANEOUS

     (a) Nothing contained in this Plan shall be construed as giving any executive officer of the Corporation the right to participate in this Plan or to continued employment or any interest in any asset of the Corporation or any of its subsidiaries, nor to prevent the Corporation or any of its subsidiaries or affiliates from taking any action which it deems to be appropriate or in its best interests, whether or not such action would have an adverse effect on this Plan or the amounts payable hereunder.

     (b) This Plan shall be unfunded and the Corporation shall not be required to establish any segregation of assets to assure payment of any awards made hereunder.

     (c) A Participant may not sell, transfer or assign any right or interest in this Plan except as provided in Section 9(c) hereof and any attempted sale, transfer or assignment shall be null and void.

     (d) This Plan shall be governed by and construed in accordance with the laws of the State of New York and the applicable provisions of the Code and the Regulations.

                                       B3

13.  EFFECTIVE DATE

     This Plan shall be effective as of January 1, 1996, subject to the subsequent approval hereof by the Corporation's stockholders at the 1996 Annual Meeting of Shareholders and, if so approved, shall remain in effect until terminated in accordance with Section 11 hereof.

                                       B4